Hecla Reports First Quarter 2025 Results

Record revenues and Adjusted EBITDA, Keno Hill delivers first profitable quarter, and Lucky Friday sets new milling record

COEUR D'ALENE, IDAHO - May 1, 2025 - Hecla Mining Company (NYSE:HL) ("Hecla", "we", "our" or the "Company") today announced first quarter 2025 financial and operating results.

FIRST QUARTER HIGHLIGHTS

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Financial Achievements:

•
Generated record sales of $261.3 million, an increase of 5% over the prior quarter.
•
Reported net income applicable to common stockholders of $28.7 million, or $0.05 per share.
•
Achieved record Adjusted EBITDA of $90.8 million during the quarter, $357.1 million during the last 12 months resulting in an imparoved net leverage ratio* of 1.5x compared to 1.6x in the prior quarter.5
•
Consolidated silver total cost of sales of $129.6 million; cash cost and all-in sustaining cost ("AISC") per silver ounce (each after by-product credits) of $1.29 and $11.91, respectively.3,4
•
Keno Hill posted its first profitable quarter under Hecla ownership, delivering $1.0 million of gross profit, helped by the elevated silver price. The mine continues to advance work to achieve commercial production status.
•
Gold total cost of sales of $50.7 million; cash cost and all-in sustaining cost ("AISC") per gold ounce of $2,195 and $2,303, respectively.3,4

Operational Performance:

•
Produced 4.1 million ounces of silver and 34,232 ounces of gold.
•
Established a new quarterly milling record at Lucky Friday of 108,745 tons, beating the prior record set in the fourth quarter 2024.
•
Increased Keno Hill production to 772,430 ounces of silver, growing 23% over the fourth quarter of 2024.

Exploration:

•
Extended Greens Creek mineralization 400 feet down plunge to the south in the 200 South Zone.
•
Confirmed and expanded mineralization at Keno Hill in the Bermingham Deposit through continued drilling.
•
Initiated surface exploration programs at Midas in Nevada and Greens Creek, with drilling set to begin in May.

*Net leverage ratio is calculated as current debt, long-term debt and finance leases less cash divided by trailing twelve-month adjusted EBITDA.

STRATEGIC PRIORITIES FOR 2025

•
Strengthen the balance sheet in 2025, targeting highest risk-adjusted return projects and increasing free cash flow generation.
•
Advance Keno Hill's permitting and invest in critical infrastructure to attain sustained profitability.
•
Optimize operating portfolio through continued strategic review of Casa Berardi to maximize value.
•
Identify opportunities in our extensive exploration portfolio to create shareholder value.
•
Implement standardized enterprise systems and advanced analytics to improve mine planning and cost management, driving sustained profitability and efficient capital allocation.

"This quarter demonstrates the strength and growth potential of our business, with record sales of $261.3 million representing a 5% increase over the prior quarter," said Rob Krcmarov, President & Chief Executive Officer. "With record Adjusted EBITDA of $90.8 million this quarter and $357.1 million over the past year, we have improved our net leverage ratio to 1.5x, reinforcing our solid financial foundation."

Krcmarov continued, "Our operational excellence continues to shine through, with Lucky Friday setting a new quarterly milling record and Keno Hill increasing silver production by 23% over the prior quarter. Looking ahead, we're focusing on four key strategic pillars: achieving operational excellence through standardized systems and continuous improvement; optimizing our portfolio through strategic reviews and focus capital allocation on high-return projects or those that enhance environmental or safety performance or reduce risk; intensifying our focus on financial discipline with a rigorous capital allocation framework; and leveraging our position as North America's largest silver producer to meet growing demand from green technology markets."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior quarter" refers to the fourth quarter of 2024.

In Thousands unless stated otherwise	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	FY-2024
Financial Highlights
Sales	$261,339	$249,655	$245,085	$245,657	$189,528	$929,925
Total cost of sales	$187,335	$181,321	$185,799	$194,227	$170,368	$731,715
Gross profit	$74,004	$68,334	$59,286	$51,430	$19,160	$198,210
Net income (loss) applicable to common stockholders	$28,734	$11,786	$1,623	$27,732	$(5,891)	$35,250
Basic income (loss) per common share (in dollars)	$0.05	$0.02	$0.00	$0.04	$(0.01)	$0.06
Adjusted EBITDA[1]	$90,788	$86,558	$88,859	$90,895	$71,597	$337,909
Total Debt	$568,653					$550,713
Net Debt to Adjusted EBITDA[1]	1.5					1.6
Cash provided by operating activities	$35,738	$67,470	$55,009	$78,718	$17,080	$218,277
Capital Investment	$(54,095)	$(60,784)	$(55,699)	$(50,420)	$(47,589)	$(214,492)
Free Cash Flow[2]	$(18,357)	$6,686	$(690)	$28,298	$(30,509)	$3,785
Production Summary
Silver ounces produced	4,112,394	3,874,344	3,645,004	4,458,484	4,192,098	16,169,930
Silver payable ounces sold	3,517,970	3,488,207	3,729,782	3,785,285	3,481,884	14,485,158
Gold ounces produced	34,232	35,727	32,280	37,324	36,592	141,923
Gold payable ounces sold	29,655	33,563	31,414	35,276	32,189	132,442
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$1.29	$(0.27)	$4.46	$2.08	$4.78	$2.72
Silver AISC per ounce [4]	$11.91	$11.51	$15.29	$12.54	$13.10	$13.06
Gold cash costs per ounce [3]	$2,195	$1,936	$1,754	$1,701	$1,669	$1,762
Gold AISC per ounce [4]	$2,303	$2,203	$2,059	$1,825	$1,899	$1,990
Realized Prices
Silver, $/ounce	$33.59	$30.19	$29.43	$29.77	$24.77	$28.58
Gold, $/ounce	$2,940	$2,656	$2,522	$2,338	$2,094	$2,403
Lead, $/pound	$0.92	$0.94	$0.93	$1.06	$0.97	$0.97
Zinc, $/pound	$1.29	$1.53	$1.36	$1.51	$1.10	$1.37

Sales increased to $261.3 million, a new quarterly record, or 5% over the prior quarter, reflecting higher realized prices for precious metals, which were partially offset by lower silver, gold and zinc sales volumes. Lead sales volumes increased primarily due to a strong operational quarter at Lucky Friday.

Gross profit was $74.0 million, an increase of 8% over the prior quarter. The increase is attributable to (i) Greens Creek gross profit increasing by $4.4 million due to higher realized prices for precious metals, partially offset by lower sales volumes of all metals except zinc, (ii) Lucky Friday gross profit increased by $1.6 million due to higher realized silver prices and volumes partially offset by higher production costs, and (iii) Keno Hill gross profit of $1 million (first profitable quarter under Hecla's ownership), reflecting the benefit of higher realized silver prices on 2% lower sales volumes over the prior quarter. At Casa Berardi, the gross profit decreased by $2.1 million as the benefit of higher realized gold prices was offset by lower gold sales volumes and higher production costs.

Net income applicable to common stockholders was $28.7 million compared to $11.8 million in the prior quarter. The improvement was primarily related to:

•
Positive fair value adjustments, net of $3.6 million, due to an increase in the fair value of our marketable securities portfolio.
•
Ramp-up and suspension costs decreased by $6.3 million, reflecting the impact of Keno Hill generating gross profit during the quarter and not contributing any costs to ramp-up and suspension costs in the first quarter.

Partly offset by:

•
An increase in income and mining tax provision of $8.1 million, reflecting higher taxable income realized by our US tax group while unable to recognize losses in Canada.
•
An increase in general and administrative costs of $3.0 million reflecting a combination of headcount additions and higher incentive compensation accruals.
•
A foreign exchange loss of $0.4 million versus a gain of $4.1 million, reflecting the impact of the U.S. dollar depreciation compared to the Canadian dollar.

Consolidated silver total cost of sales was $129.6 million, an increase of $6.2 million or 5% from the prior quarter, primarily due to higher production costs at Lucky Friday of $3.9 million reflecting higher mining, contractor, maintenance and profit sharing costs, and consumables usage, and $2 million at Greens Creek reflecting higher labor and fuel purchase costs.

Cash costs and AISC per silver ounce, each after by-product credits, were $1.29 and $11.91, respectively, higher versus the prior quarter, primarily due to higher production costs, partially offset by lower treatment charges, higher by-product credits (due to higher realized gold prices) and higher silver production. AISC was higher due to additional corporate general and administrative expenses, partially offset by lower sustaining capital.3,4

Gold total cost of sales for Casa Berardi decreased by $1 million due to lower sales volumes.

Cash costs and AISC per gold ounce, each after by-product credits, were $2,195 and $2,303 respectively, an increase over the prior quarter as lower production costs and sustaining capital spend was partially offset by lower gold production.3,4 Casa Berardi costs are anticipated to improve late in the third quarter of the year as the strip ratio of the 160 pit is expected to decline.

Adjusted EBITDA was $90.8 million, a 5% increase over the prior quarter. The ratio of net debt to adjusted EBITDA (net leverage ratio) improved to 1.5x from 1.6x in the prior quarter due to strong EBITDA generation during the last 12 months, which offset the $21.1 million increase in net debt.1 Cash and cash equivalents at March 31, 2025 were $23.7 million and included $43 million drawn on the revolving credit facility.

Cash provided by operating activities was $35.7 million, a decrease of $31.7 million, primarily attributable to unfavorable working capital changes of $48.2 million, including an increase of accounts receivable reflecting the higher price environment and timing of sales, inventory builds at Casa Berardi and Keno Hill, the semi-annual interest payment on our notes and the timing of accounts payable vendor payments and annual incentive compensation payments.

Capital investment was $54.1 million, compared to $60.8 million in the prior quarter, primarily due to lower capital investment at Greens Creek of $5.0 million and Keno Hill of $5.1 million reflecting the fact that the first quarter is historically a low capital investment quarter, due to the winter weather.

Free cash flow was negative $18.4 million, compared to positive $6.7 million in the prior quarter, with the decrease primarily due to lower cash flow from operations, reflecting negative working capital adjustments ($48.2 million), some of which are expected to reverse in the second quarter.2

Hedging Update: Forward Sales Contracts for Base Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposures to zinc and lead price changes in forecasted concentrate shipments. On March 31, 2025, the Company had contracts covering approximately 20% and 29% of the forecasted payable zinc and lead production for 2025 - 2026 at an average price of $1.39 and $1.02 per pound, respectively.

The Company also manages Canadian dollar ("CAD") exposure through forward contracts. At March 31, 2025, the Company had hedged approximately 37% of forecasted Casa Berardi and Keno Hill CAD denominated direct production costs through 2026 at an average CAD/USD rate of 1.35. The Company has also hedged approximately 24% of Casa Berardi and Keno Hill CAD denominated total capital expenditures through 2026 at 1.39.

OPERATIONS OVERVIEW

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Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	FY-2024
GREENS CREEK
Operating Highlights
Tons of ore processed	212,899	224,521	212,863	225,746	232,188	895,318
Total production cost per ton	$240.00	$211.64	$222.39	$218.09	$212.92	$216.15
Ore grade milled - Silver (oz./ton)	11.75	10.72	11.22	12.60	13.30	11.99
Ore grade milled - Gold (oz./ton)	0.09	0.09	0.08	0.09	0.09	0.09
Ore grade milled - Lead (%)	2.58	2.61	2.44	2.50	2.60	2.52
Ore grade milled - Zinc (%)	6.77	6.59	6.60	6.20	6.30	6.41
Ore grade milled - Copper (%)	0.25	0.25	0.31	0.27	0.28	0.27
Silver produced (oz.)	2,002,560	1,901,418	1,857,314	2,243,551	2,478,594	8,480,877
Gold produced (oz.)	13,759	14,804	11,746	14,137	14,588	55,275
Lead produced (tons)	4,496	4,808	4,165	4,513	4,834	18,320
Zinc produced (tons)	12,835	13,241	12,585	12,400	13,062	51,288
Copper produced (tons)	411	427	490	462	495	1,874
Financial Highlights
Sales	$118,143	$112,037	$116,568	$95,659	$97,310	$421,574
Total cost of sales	$(69,638)	$(67,887)	$(73,597)	$(56,786)	$(69,857)	$(268,127)
Gross profit	$48,505	$44,150	$42,971	$38,873	$27,453	$153,447
Cash flow from operations	$43,858	$60,442	$54,076	$43,276	$28,706	$186,500
Exploration	$343	$1,129	$4,325	$2,011	$551	$8,016
Capital additions	$(10,759)	$(15,798)	$(11,466)	$(11,704)	$(8,827)	$(47,795)
Free cash flow [2]	$33,442	$45,773	$46,935	$33,583	$20,430	$146,721
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$(4.08)	$(5.86)	$0.93	$0.19	$3.45	$(0.05)
AISC per ounce, after by-product credits [4]	$(0.03)	$2.62	$7.04	$5.40	$7.16	$5.65

Operational Review

Greens Creek produced 2.0 million ounces of silver and 13,759 ounces of gold. Silver production increased 5% over the prior quarter due to a 10% increase in silver grade milled, partially offset by lower tons milled. Zinc and lead production declined 3% and 6% respectively, primarily due to lower mill throughput.

The silver grade milled averaged higher month-over-month throughout the quarter, averaging nearly 13 ounce per ton ("opt") in March. Backfill and development activities also continued to improve throughout the quarter.

First Quarter Financial Review

Sales were $118.1 million, an increase of 5% over the prior quarter, benefiting from higher realized precious metals prices which were partially offset by lower lead and zinc prices, as well as lower concentrate sales due to timing of sales.

Total cost of sales was $69.6 million, an increase of 3% over the prior quarter, primarily due to higher labor and fuel volumes for elevated power generation requirements. Cash cost per silver ounce, after by-product credits, was negative $4.08, and increased over the prior quarter due to higher labor and fuel costs. AISC per silver ounce, after by-product credits, was negative $0.03 and decreased over the prior quarter due to lower capital investment.3,4

Cash flow from operations was $43.9 million, a decrease of 27% over the prior quarter due to unfavorable working capital changes tied to timing of sales and higher vendor payments. Capital investment was $10.8 million, a decrease of 32% over the prior quarter.

Free cash flow was $33.4 million, a decrease of 27% from the prior quarter as lower capital investment did not fully offset the decrease in cash flow from operations.

Outlook Revised

Production guidance for 2025 at Greens Creek is maintained at 8.1-8.8 million ounces of silver, 44.0-48.0 thousand ounces of gold, or 18.0-19.5 million silver equivalent ounces when factoring in all metals (silver, gold, lead, zinc and copper). Greens Creek's cost outlook has been lowered, maintaining cost of sales guidance at $289 million (includes depreciation) but lowering cash cost guidance to $0.25-$0.75 from the prior $2.00-$2.50 (after by-product credits), per silver ounce, and AISC to $6.50-$7.25 from $8.75-$9.50 (after by-product credits), per silver ounce.3,4 Capital investment guidance is unchanged at $48-$51 million in sustaining capital and $10-$12 million in growth capital. Capital investment at Greens Creek is expected to increase in the second and third quarters (relative to the first quarter) due to the seasonal construction period. The Company expects the Greens Creek operation to have 3-6 days of planned maintenance in the second quarter, which is the historical norm for quarterly maintenance downtime at Greens Creek. In approximately mid-June, the mine expects to shift to self-generated power while Alaska Electric Light and Power, the utility company supplying power to Greens Creek, goes offline for a planned 8-week maintenance shutdown, which will add costs to the operation of Greens Creek during this period as self-generated power is more costly than purchased power from the utility.

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	FY-2024
LUCKY FRIDAY
Operating Highlights
Tons of ore processed	108,745	108,585	104,281	107,441	86,234	406,541
Total production cost per ton	$258.59	$250.71	$260.99	$233.99	$233.10	$245.19
Ore grade milled - Silver (oz./ton)	13.0	13.0	12.1	12.9	12.9	12.7
Ore grade milled - Lead (%)	8.2	8.5	7.9	8.1	8.2	8.2
Ore grade milled - Zinc (%)	4.0	4.2	3.9	3.6	3.9	3.9
Silver produced (oz.)	1,332,252	1,336,910	1,184,819	1,308,155	1,061,065	4,890,949
Lead produced (tons)	8,480	8,685	7,662	8,229	6,689	31,265
Zinc produced (tons)	3,681	3,814	3,528	3,320	2,851	13,513
Financial Highlights
Sales	$63,194	$57,671	$51,072	$59,071	$35,340	$203,154
Total cost of sales	$(44,049)	$(40,157)	$(39,286)	$(37,523)	$(27,519)	$(144,485)
Gross profit	$19,145	$17,514	$11,786	$21,548	$7,821	$58,669
Cash flow from operations	$23,805	$25,329	$34,374	$44,546	$27,112	$131,361
Capital additions	$(15,446)	$(12,608)	$(11,178)	$(10,818)	$(14,988)	(49,592)
Free cash flow [2]	$8,359	$12,721	$23,196	$33,728	$12,124	$81,769
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$9.37	$7.68	$9.98	$5.32	$8.85	$7.80
AISC per ounce, after by-product credits [4]	$20.08	$17.12	$19.40	$12.74	$17.36	$16.50

Operational Review

Lucky Friday set a new quarterly milling record of 108,745 tons, beating the record set in the prior quarter. Silver production was 1.3 million ounces, flat over the prior quarter. Lead and zinc production was 8,480 tons and 3,681 tons, respectively, declining 2% and 3% respectively over the prior quarter, both impacted by modestly lower milled grades.

First Quarter Financial Review

Sales were $63.2 million, an increase of 10% over the prior quarter due to a higher realized silver price and a higher volume of zinc concentrate sales, partially offset by lower realized lead and zinc prices.

Total cost of sales was $44.0 million, up 10% over the prior quarter, driven by higher depreciation expense (+14%), labor costs (+6%) partially due to a rise in profit sharing payments to miners as a result of better performance, consumables (+9%) and cost for drill contractors. Cash costs and AISC per silver ounce, each after by-product credits, was $9.37 and $20.08, respectively, and increased over the prior quarter primarily due to the higher operating costs as silver volumes were largely flat when compared to the prior quarter.3,4

Cash flow from operations was $23.8 million, a decrease of 6% over the prior quarter which was unfavorably impacted by working capital changes, largely tied to changes in accounts receivable. Capital investment increased to $15.4 million, a 23% increase over the prior quarter, but trending slightly below plan for the year on an annualized basis. Free cash flow was $8.4 million and decreased over the prior quarter due to the items mentioned above.

Outlook Revised

There is no change to the 2025 production guidance for Lucky Friday, maintaining silver production guidance of 4.7-5.1 million ounces of silver, or 8.0-8.5 million silver equivalent ounces when factoring in all metals (silver, lead and zinc). Guidance for cost of sales is revised up to $165 million from $135 million (includes depreciation), with the change about equally split between cash and non-cash items. Cash cost per silver ounce (after by-product credits) guidance is revised up to $7.00-$7.50 from $4.25-$4.75 and guidance for AISC per silver ounce (after by-product credits) is revised up to $20.00-$21.50 from $16.50-$18.00. The primary drivers of the cash cost and AISC guidance increase at Lucky Friday are higher labor and burden costs, insurance costs, higher than budgeted profit sharing expense, higher costs associated with contractor use intensity, and higher costs than budgeted for some consumables.3,4 Capital guidance for Lucky Friday in 2025 is unchanged, with investment expected to increase in the second and third quarters (relative to the first quarter) due to the seasonal construction period. The Company expects the Lucky Friday operation to have 3-6 days of planned maintenance in the second quarter, which is the historical norm for quarterly maintenance downtime at the mine.

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	FY-2024
KENO HILL
Operating Highlights
Tons of ore processed	27,411	23,123	24,027	36,977	25,165	109,292
Ore grade milled - Silver (oz./ton)	29.0	29.6	25.7	25.1	26.3	26.2
Ore grade milled - Lead (%)	4.0	3.9	3.0	2.4	2.4	2.8
Ore grade milled - Zinc (%)	1.9	1.3	2.4	1.4	1.3	1.6
Silver produced (oz.)	772,430	629,828	597,293	900,440	646,312	2,773,873
Lead produced (tons)	1,031	839	670	845	576	2,930
Zinc produced (tons)	419	246	492	471	298	1,507
Financial Highlights
Sales	$16,909	$15,356	$19,809	$28,950	10,847	$74,962
Total cost of sales	$(15,871)	$(15,356)	$(19,809)	$(28,950)	(10,847)	$(74,962)
Gross profit	$1,038	$—	$—	$—	$—	$—
Cash flow from operations	$(9,661)	$(1,752)	$(6,811)	$(465)	$(8,720)	$(17,748)
Exploration	$1,692	$2,605	$2,664	$2,019	$498	$7,786
Capital additions	$(10,436)	$(15,584)	$(14,406)	$(14,533)	$(10,346)	$(54,869)
Free cash flow [2]	$(18,405)	$(14,731)	$(18,553)	$(12,979)	$(18,568)	$(64,831)

Operational Review

Keno Hill produced 772,430 ounces of silver, a 23% increase over the prior quarter due to higher mill throughput. Mill throughput for the first quarter averaged 305 tons per day ("tpd"), remaining below the permitted capacity of 440 tpd. The mill continues to rely on the existing ore stockpile as the mine continues to ramp up to higher tonnage rates (first quarter ore tons mined averaged 259 tpd). Work continues to advance to bring the asset into a state of commercial production.

Mill throughput during the quarter was impacted by power curtailments by Yukon Energy Corporation ("YEC"), which was carrying out powerline maintenance. YEC also experienced a turbine failure at its hydroelectric plant in Whitehorse in late October 2024, which is scheduled to be repaired in August of 2025.

First Quarter Financial Review

Sales were $16.9 million, increasing 10% over the prior quarter primarily due to a higher realized silver price despite not selling all metal produced in the quarter. Total cost of sales was $15.9 million, flat over the prior quarter. Because Keno Hill realized positive gross profit for the quarter, there was no allocation made to ramp-up and suspension costs, as compared to the prior quarter when $6.3 million of site-specific Keno Hill ramp-up costs were recognized.

Cash flow from operations was negative $9.7 million, a decline over the prior quarter due to unfavorable working capital changes tied to the inventory build ($6.9 million) and changes in accounts payable ($3.2 million) reflecting higher vendor payments in the quarter. Capital investments during the quarter were $10.4 million, $5.1 million lower than the prior quarter. Free cash flow was negative $18.4 million, a decline of $3.7 million over the prior quarter due to the lower cash flow from operations, partially offset by the lower capital investment during the quarter.

Outlook

Power curtailment by YEC at Keno Hill has improved in 2025, with the previously reported eight days of operational stoppage remaining unchanged through quarter end. Further disruptions are not expected during warmer weather months, during which time it is expected YEC's generating demand is lower. The Company estimates the power curtailments during planned August YEC maintenance downtime could lower production by approximately 90,000 ounces of silver in the third quarter, which was previously known and factored into our initial 2025 guidance released in February. Keno Hill is expected to have 3-6 days of planned maintenance in the second quarter, which is the historical norm for quarterly maintenance downtime at the mine.

Keno Hill has generated marginal profits for the company at current throughput rates and prices. Our immediate focus is to advance permits and successfully execute infrastructure projects, with the goal of putting the mine on a path toward achieving its current permitted capacity of 440 tons per day which, at current prices, is expected to generate positive free cash flow. We estimate that to be sustainably profitable at our current long-range metals prices (which are significantly lower than current prices), throughput rates would need to reach approximately 500 to 600 tons per day, due to Keno Hill's high fixed costs. Currently Keno Hill is not configured to sustainably produce 440 tons per day (although the mill has achieved that rate for multiple weeks on end during test run periods). Achieving 440 or higher tons per day would require ore from both the Bermingham deposit and the lower grade Flame & Moth deposit, significant capital expenditures, obtaining permits, executing projects, mine development and maintaining community support. If any one of these were not to occur, particularly if prices were to decrease from current prices, Keno Hill as currently configured would not be profitable, and placing the operation on care and maintenance would be an option.

Please refer to (i) the discussion of commercial production at Keno Hill in the Company's Form 10-Q filed with the SEC on May 1, 2025 and (ii) the guidance section of the release for detailed production, cost, and capital guidance for 2025.

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	FY-2024
CASA BERARDI
Operating Highlights
Tons of ore processed - underground	111,972	113,068	101,308	118,485	123,123	455,984
Tons of ore processed - surface pit	279,196	292,148	268,291	248,494	258,503	1,067,436
Tons of ore processed - total	391,168	405,216	369,599	366,979	381,626	1,523,420
Surface tons mined - ore and waste	5,376,620	6,708,708	5,603,101	4,064,091	3,639,297	20,015,197
Total production cost per ton	$115.19	$100.34	$97.82	$107.84	$96.53	$100.58
Ore grade milled - Gold (oz./ton) - underground	0.11	0.12	0.11	0.14	0.14	0.13
Ore grade milled - Gold (oz./ton) - surface pit	0.04	0.04	0.05	0.04	0.04	0.04
Ore grade milled - Gold (oz./ton) - combined	0.06	0.06	0.06	0.07	0.07	0.07
Gold produced (oz.) - underground	9,414	11,034	9,913	13,719	13,707	48,373
Gold produced (oz.) - surface pit	11,059	9,889	10,621	9,468	8,297	38,275
Gold produced (oz.) - total	20,473	20,923	20,534	23,187	22,004	86,648
Silver produced (oz.) - total	5,152	6,188	5,578	6,338	6,127	24,231
Financial Highlights
Sales	$56,005	$59,164	$50,308	$58,623	$41,584	$209,679
Total cost of sales	$(50,682)	$(51,734)	$(46,280)	$(67,340)	$(58,260)	$(223,614)
Gross profit (loss)	$5,323	$7,430	$4,028	$(8,717)	$(16,676)	$(13,935)
Cash flow from operations	$9,900	$12,356	$15,305	$17,816	$3,186	$48,663
Exploration	$—	$—	$—	$315	$685	$1,000
Capital additions	$(16,257)	$(16,406)	$(18,606)	$(12,376)	$(13,316)	$(60,704)
Free cash flow [2]	$(6,357)	$(4,050)	$(3,301)	$5,755	$(9,445)	$(11,041)
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$2,195	$1,936	$1,754	$1,701	$1,669	$1,762
AISC per ounce, after by-product credits [4]	$2,303	$2,203	$2,059	$1,825	$1,899	$1,990

Operational Review

Casa Berardi produced 20,473 ounces of gold, a decrease of 2% over the prior quarter, due to lower underground grades mined and total milled tons. Mined tons (ore and waste) in the 160 pit decreased 20% over the prior quarter, with operating costs 2% lower than the prior quarter. The stripping ratio for the 160 pit is expected to decline in the second half of 2025, and is expected to further reduce costs.

First Quarter Financial Review

Sales were $56.0 million, a decrease of 5% over the prior quarter, primarily due to lower ounces sold, partially offset by a higher average realized gold price.

Total cost of sales was $50.7 million, a decrease of 2% over the prior quarter. Cash costs and AISC per gold ounce, each after by-product credits, were $2,195 and $2,303 respectively, an increase over the prior quarter as lower production costs and sustaining capital investment was partially offset by lower gold production.3,4 Casa Berardi costs are anticipated to improve late in the third quarter of the year as the strip ratio of the 160 pit is expected to decline.

Cash flow from operations was $9.9 million, a 20% decrease over the prior quarter due to unfavorable working capital changes (timing of accounts payable payments and an increase in inventory). Capital investment was $16.3 million, lower by $0.1 million over the prior quarter. Free cash flow was negative $6.4 million, a $2.3 million decrease over the prior quarter due to lower cash flow from operations.2

Outlook

Casa Berardi is transitioning from a combined underground and surface operation to a surface only operation. Currently, the Company expects to be mining only the 160 pit by mid-2025, by which time the higher margin stopes of the west underground mine should be exhausted.

Currently there is no change to the Casa Berardi production guidance of 76.0-82.0koz of gold production in 2025. Casa Berardi guidance for cost of sales (includes depreciation) is revised up to $180 million from $165.5 million due to increased open pit contractor costs related to extending the work by two months from the prior plan, and other cost increases. Cash cost guidance (after by-product credits, per gold ounce) is unchanged at $1,500-$1,650/oz and AISC (after by-product credits, per gold ounce) guidance is also unchanged at $1,750-$1,950/oz.3,4 First quarter cash costs and AISC are above the full year guidance ranges on a pro rata basis but are in line with the Company's expectations and should improve in second half 2025 for the reasons noted above, with the fourth quarter expected to benefit the most in terms of cost improvement. Total capital investment guidance for 2025 is unchanged at $58-$63 million. Capital investment at Casa Berardi is expected to increase over the second and third quarters due to seasonal construction period plans, with tailings construction being a major factor in the expected increase during the warmer months of the year. Casa Berardi is expected to have 3-6 days of planned maintenance in the second quarter, which is the historical norm for quarterly maintenance downtime at the mine.

Casa Berardi is expected to produce gold from the 160 pit and associated stockpiles until 2027. At current gold prices, the 160 pit is expected to generate strong free cash flow late third quarter (when the pit's strip ratio is expected to decline) until 2027. Upon completion of mining at the 160 pit, and milling the remaining stockpiles, Casa Berardi is expected to have a production gap commencing in 2027 and continuing until 2032 or later, assuming no underground mine life extension. During this time, the focus is expected to be on investing in permitting, infrastructure and equipment, as well as de-watering and stripping two expected new open pits, the Principal and West Mine Crown Pillar pits. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow at current gold prices.

Given the expected hiatus in future production and the uncertainty surrounding permitting and timing of construction of the new open pits, the Company continues to consider strategic alternatives for Casa Berardi, which is ongoing and includes evaluating scenarios such as (i) an outright disposal, (ii) joint venturing the asset, (iii) a spin out of the asset, (iv) extending the underground mine or (v) accelerating future cash flows to capture part of the current record gold prices via a prepayment structure or other financing arrangement.

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

EXPLORATION AND PRE-DEVELOPMENT

_____________________________________________________________________________________________________________

Exploration and pre-development expenses totaled $4.5 million for the first quarter of the year. During the first quarter, exploration activities focused on underground exploration at Greens Creek and surface and underground definition drilling at Keno Hill.

Increased exploration spend is anticipated in the second and third quarters as exploration ramps-up during the warmer months. At Greens Creek, two helicopter supported surface core drills are planned to test near mine targets located within potential drifting distance from the current underground infrastructure. At Keno Hill, three surface core drills are focused on expanding resources in the Bermingham Deep target area.

At Greens Creek, exploration drilling during the first quarter in the 200 South Zone expands mineralization an additional 400 feet along plunge to the south and is now the southern-most high-grade drillhole intercept. While this interval is narrow, the high-grade silver, zinc, and lead mineralization continues to highlight the prospectivity of the region. At Keno Hill, underground drilling continues to confirm and expand mineralization in the Bermingham Deposit.

Exploration activities at Midas in Nevada will commence in May with two surface core drills testing multiple high-priority targets. These targets are strategically positioned to test down-dip extensions of mapped or inferred structures within an expansive nine-square-mile envelope of high-level favorable alteration. Recent sampling has identified several anomalies coincident with favorable structural settings, significantly enhancing our targeting precision. The Company's combined Midas and Hollister districts located within the Northern Nevada Rift and along the northern extension of the Carlin Trend continues to demonstrate potential for both epithermal gold-silver discoveries and deeper Carlin-type mineralization in areas previously unexplored.

Selected drill intercepts for the two operations are shown below.

Greens Creek

200 South Zone

•
24.0 oz/ton silver, 0.03 oz/ton gold, 19.8% zinc and 11.6% lead over 2.2 feet

East Zone

•
278.0 opt silver, 0.16 oz/ton gold, 0.6% zinc and 0.1% lead over 2.8 feet

Keno Hill

Bermingham Vein Zone

•
Bear Vein: 63.8 oz/ton silver, 0.1% zinc, and 5.1% lead over 12.1 feet
o
Includes: 174.5 oz/ton silver, 0.1% zinc, and 13.8% lead over 4.0 feet
•
Footwall Vein: 53.8 oz/ton silver, 1.1% zinc. and 8.7% lead over 15.3 feet
o
Includes: 78.6 oz/ton silver, 1.7% zinc, and 11.9% lead over 9.4 feet
•
Main Vein: 31.1 oz/ton silver, 0.3% zinc, and 1.0% lead over 5.6 feet

Detailed drill assay highlights can be found in Table A at the end of the release.

Project Permitting Update

Libby Exploration Project

The Libby Exploration Project in Montana was included in the Trump Administration’s March 18, 2025, announcement of advancing critical mineral projects under Executive Order 14241, Immediate Measures to Increase American Mineral Production. As a result, the Project has been placed on the Federal Permitting Improvement Steering Council’s FAST-41 permitting dashboard, which will ensure the environmental review and authorizations schedule for the project is publicly available and allows all stakeholders to benefit from increased transparency.

The project is a large silver and copper deposit located 50 miles from the Company’s Lucky Friday mine. A Plan of Operations is currently under an Environmental Assessment review by the U.S. Forest Service, which review is expected to be completed later this year. Upon successful completion of that process, the Company would have the authority to dewater and rehabilitate approximately 7,000 feet of the existing 14,000 foot Libby Adit, extend the adit by approximately 4,200 feet, and construct lateral drifts to conduct exploration activities. As of December 31, 2024, the project had Inferred resources of 183.3 million ounces of silver and 759 thousand tons of copper. The Company continues to analyze the feasibility of developing a mine at the Libby Exploration Project and capital allocation decisions will be disciplined and focused on delivering shareholder value.

DIVIDENDS

_____________________________________________________________________________________________________________

Pursuant to the dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about June 10, 2025, to stockholders of record on May 23, 2025.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about July 1, 2025, to stockholders of record on June 16, 2025.

2025 GUIDANCE 6

_____________________________________________________________________________________________________________

In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures. There are no changes to production and capital investment guidance, but there are changes to cost (total cost of sales, cash costs, and/or AISC) guidance for Greens Creek, Lucky Friday, and Casa Berardi.3,4

2025 Production Outlook Reiterated

Consolidated silver production is expected to be 15.5-17.0 million ounces.

•
Greens Creek's silver production is expected to be 8.1-8.8 million ounces.
•
Lucky Friday's silver production is expected to be 4.7-5.1 million ounces.
•
Keno Hill's silver production is expected to be 2.7-3.1 million ounces.

Consolidated gold production is expected to be 120-130 koz.

•
Casa Berardi is expected to produce 76.0-82.0 koz.
•
Greens Creek is expected to produce 44.0-48.0 koz.

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.1 - 8.8	44.0 - 48.0	18.0 - 19.5	200.0 - 210.0
Lucky Friday *	4.7 - 5.1	N/A	8.0 - 8.5	90.0 - 95.0
Casa Berardi	N/A	76.0 - 82.0	6.5 - 7.5	76.0 - 82.0
Keno Hill *	2.7 - 3.1	N/A	3.0 - 3.5	30.0 - 40.0
2025 Total	15.5 - 17.0	120.0 - 130.0	35.5 - 39.0	396.0 - 427.0

* Equivalent ounces include Lead and Zinc production

2025 Cost Guidance Revised

Total silver cash cost guidance per silver ounce (after by-product credits) is unchanged at $3.00-$3.25/oz, and guidance for AISC per silver ounce (after by-product credits) is also unchanged at $15.75-$17.00/oz.3,4 This guidance only incorporates Greens Creek and Lucky Friday, as Keno Hill remains in a state of pre-commercial production.

•
At Greens Creek, guidance for total costs of sales (includes depreciation) remains unchanged at $289 million, while cash cost per silver ounce (after by-product credits) is lowered to $0.25-$0.75 from

$2.00-$2.50, and guidance for AISC per silver ounce (after by-product credits) is lowered to $6.50-7.25 from $8.75-$9.50, primarily tied to higher by-product credits.3,4
•
At Lucky Friday, guidance for cost of sales is revised up to $165 million from $135 million (includes depreciation), with the change about equally split between cash and non-cash items. Cash cost per silver ounce (after by-product credits) guidance is revised up to $7.00-$7.50 from $4.25-$4.75 and guidance for AISC per silver ounce (after by-product credits) is revised up to $20.00-$21.50 from $16.50-$18.00.3,4 The primary drivers of the cash cost and AISC guidance increase at Lucky Friday are higher labor and burden costs, insurance costs, higher than budgeted profit sharing expense, higher costs associated with contractor use intensity, and higher costs than budgeted for some consumables.

Casa Berardi guidance for cost of sales is revised up to $180 million from $165.5 million (includes depreciation) due to increased open pit contractor costs related to extending the work by two months from the prior plan, and other cost increases. Cash cost guidance (after by-product credits) per gold ounce is unchanged at $1,500-$1,650 and AISC (after by-product credits) per gold ounce guidance is reiterated at $1,750-$1,950.3,4

	Total costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	289.0	$0.25 - $0.75	$6.50 - $7.25
Lucky Friday	165.0	$7.00 - $7.50	$20.00 - $21.50
Total Silver	454.0	$3.00 - $3.25	$15.75 - $17.00
Casa Berardi	180.0	$1,500 - $1,650	$1,750 - $1,950

2025 Capital and Exploration Guidance Reiterated

Consolidated capital investment remains unchanged and is expected to be $222-$242 million.

•
Greens Creek's capital investment budget is primarily attributable to engineering and construction related to the expansion of its tailings facility, which is expected to increase tailings capacity to 2040.
•
Lucky Friday's capital investment is heavily tied to underground development and a surface cooling project, which is critical to increase the designed cooling capacity at the mine over its reserve mine-life of seventeen years.
•
Expected capital spend at Keno Hill comprises mine development and mine infrastructure projects, including a paste backfill plant, tailings facility, and water treatment plant.
•
Casa Berardi's expected growth capital spend includes tailings construction costs.

Exploration and pre-development expenditures remain unchanged and are expected to be $28 million, with the focus at Greens Creek and Keno Hill, with some planned spend at Nevada and Lucky Friday.

(millions)	Total	Sustaining	Growth
2025 Total Capital expenditures	$222 - $242	$125 - $133	$97 - $109
Greens Creek	$58 - $63	$48 - $51	$10 - $12
Lucky Friday	$63 - $68	$58 - $61	$5 - $7
Casa Berardi	$58 - $63	$19 - $21	$39 - $42
Keno Hill	$43 - $48	$0	$43 - $48
2025 Exploration & Pre-Development	$28

CONFERENCE CALL AND WEBCAST

_____________________________________________________________________________________________________________

A conference call and webcast will be held on Friday, May 2, at 10:00 a.m. Eastern Time to discuss these results. We recommend that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-800-715-9871 or for international dialing 1-646-370-1963. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/855262025 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income (loss) applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income (loss) applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income (loss) applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss) applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi operating segments excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net loss, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net loss, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income (loss), the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(6) Expectations for 2025 include silver, gold, lead, and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using gold $2,550/oz, silver $28/oz, zinc $1.25/lb, and lead $0.85/lb. Numbers are rounded. Assumed exchange rate for Canadian dollar is 1.35 CAD/USD.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Cautionary Statement Regarding Forward Looking Statements, Including 2025 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) Capital investment at Greens Creek is expected to increase in the second and third quarters, the mine expects to generate power for 8 weeks beginning mid-June and expansion of its tailings facility is expected to increase tailings capacity to 2040; (ii) Each operating mine is expected to have 3-6 days of planned mill maintenance in 2025; (iii) Keno Hill expects no power disruptions in warm months, and Yukon Energy Corporation's out-of-service hydro-electric turbine is expected to be repaired by summer 2025; (iv) At 440 tons per day, Keno Hill projects to generate free cash flow using current prices, and at budgeted prices, 500 to 600 tons per day is projected to achieve, sustainable profitability; (v) Casa Berardi is expected to 1) reduce the stripping rate at the 160 pit in the second half of 2025, and thereby reduce costs, 2) continue underground production through mid-2025, 3) produce gold from the 160 pit and generate strong cash flow starting in the third quarter of 2025 until 2027, 4) have improved economics in the second half of 2025, 4) see an increase in capital investment in the second and third quarters and 5) have a production gap commencing in 2027 to 2032 or later. During this time, the focus is expected to be on investing in infrastructure and equipment, permitting and de-watering and stripping two expected new open pits, Principal and West Mine Crown Pillar. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow at current gold prices; (vi) the Company’s review of strategic alternatives for Casa Berardi may lead to (a) an outright disposal, (b) joint venturing the asset, (b) a spin out of the asset, (d) extending the underground mine or (e) accelerating future cash flows to capture part of the current record gold prices via a prepayment structure or other financing arrangement. (vii) the Libby Exploration project may complete an Environmental Assessment and then dewater and rehabilitate approximately 7,000 feet of the existing 14,000 foot Libby Adit; (viii) projected total cost of sales, as well as cash cost and AISC per ounce (in each case after by-product credits) for Greens Creek, Lucky Friday, and Casa Berardi individually and for silver overall for 2025; (ix) Lucky Friday's reserve mine-life is expected to be eighteen years;

(x) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2025; and (xi) Company-wide and mine-specific estimated silver, gold, silver-equivalent and gold-equivalent ounces of production for 2025. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2024 Form 10-K filed on February 13, 2025 and Form 10-Q filed on May 1, 2025, for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. We report reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because we are a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP -Exploration of Hecla Mining Company and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under S-K 1300 and NI 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Technical Report Summaries for the Company’s Greens Creek, Lucky Friday, Casa Berardi and Keno Hill properties are filed as exhibits 96.1 - 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County,

Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023, (iv) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023, and (v) the San Sebastian Mine, Mexico, are contained in a NI 43-101 technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each Technical Report Summary and technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Communications Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024
Sales	$261,339	$249,655
Cost of sales and other direct production costs	148,950	141,465
Depreciation, depletion and amortization	38,385	39,856
Total cost of sales	187,335	181,321
Gross profit	74,004	68,334

Other operating expenses:
General and administrative	11,999	9,048
Exploration and pre-development	4,501	5,744
Ramp-up and suspension costs	3,306	9,567
Write down of property, plant and equipment	—	110
Provision for closed operations and environmental matters	790	3,162
Other operating expense	1,053	2,566
	21,649	30,197
Income from operations	52,355	38,137
Other expense:
Interest expense	(11,551)	(13,784)
Fair value adjustments, net	3,627	(9,008)
Foreign exchange (loss) gain	(356)	4,143
Other income	942	505
	(7,338)	(18,144)
Income (loss) before income and mining taxes	45,017	19,993
Income and mining tax provision	(16,145)	(8,069)
Net income (loss)	28,872	11,924
Preferred stock dividends	(138)	(138)
Net income (loss) applicable to common stockholders	$28,734	$11,786
Basic income (loss) per common share after preferred dividends	$0.05	$0.02
Diluted income (loss) per common share after preferred dividends	$0.05	$0.02
Weighted average number of common shares outstanding basic	632,047	628,025
Weighted average number of common shares outstanding diluted	634,708	631,442

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024
OPERATING ACTIVITIES
Net income (loss)	$28,872	$11,924
Non-cash elements included in net income (loss):
Depreciation, depletion and amortization	39,172	41,206
Inventory adjustments	1,558	1,633
Fair value adjustments, net	(3,627)	9,008
Provision for reclamation and closure costs	1,908	3,942
Stock-based compensation	1,936	2,258
Deferred income taxes	13,221	5,427
Net foreign exchange (gain) loss	356	(4,143)
Write down of property, plant and equipment	—	110
Other non-cash items, net	507	1,561
Change in assets and liabilities:
Accounts receivable	(29,314)	7,040
Inventories	(11,763)	(5,460)
Other current and non-current assets	9,578	(12,870)
Accounts payable, accrued and other current liabilities	(15,917)	4,165
Accrued payroll and related benefits	(168)	147
Accrued taxes	2,769	1,748
Accrued reclamation and closure costs and other non-current liabilities	(3,350)	(226)
Net cash provided by operating activities	35,738	67,470
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(54,095)	(60,784)
Proceeds from disposition of assets	55	221
Net cash used in investing activities	(54,040)	(60,563)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	—	—
Acquisition of treasury shares	—	—
Borrowings of debt	107,000	129,000
Repayments of debt	(87,000)	(119,000)
Dividends paid to common and preferred stockholders	(2,511)	(8,640)
Repayments of finance leases and other	(2,287)	(2,823)
Net cash (used in) provided by financing activities	15,202	(1,463)
Effect of exchange rates on cash	(100)	(856)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(3,200)	4,588
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	28,045	23,457
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$24,845	$28,045

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$23,668	$26,868
Accounts receivable	80,069	49,053
Inventories	117,377	104,936
Other current assets	25,199	33,295
Total current assets	246,313	214,152
Investments	37,518	33,897
Restricted cash and cash equivalents	1,177	1,177
Properties, plants, equipment and mine development, net	2,700,896	2,694,119
Operating lease right-of-use assets	9,387	7,544
Other non-current assets	28,266	30,171
Total assets	3,023,557	$2,981,060

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$114,933	$127,988
Current debt	33,612	33,617
Finance leases	7,904	8,169
Accrued reclamation and closure costs	11,113	13,748
Accrued interest	5,161	14,316
Total current liabilities	172,723	197,838
Accrued reclamation and closure costs	115,024	111,162
Long-term debt including finance leases	527,137	508,927
Deferred tax liabilities	124,382	110,266
Other non-current liabilities	10,324	13,353
Total liabilities	949,590	941,546

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	160,228	160,052
Capital surplus	2,423,631	2,418,149
Accumulated deficit	(467,168)	(493,529)
Accumulated other comprehensive loss, net	(7,832)	(10,266)
Treasury stock	(34,931)	(34,931)
Total stockholders’ equity	2,073,967	2,039,514
Total liabilities and stockholders’ equity	$3,023,557	$2,981,060
Common shares outstanding	641,255	640,548

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three months ended March 31, 2025, September 30, 2024, June 30, 2024, March 31, 2024, the three months and year ended December 31, 2024 and an estimate for the twelve months ended December 31, 2025.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We use AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi. We have not disclosed cost per ounce statistics for the Keno Hill operation as it is in the production ramp-up phase and has not met our definition of commercial production. Determination of when those criteria have been met requires the use of judgment, and our definition of commercial production may differ from that of other mining companies.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2025					Three Months Ended December 31, 2024					Twelve Months Ended December 31, 2024
	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (6)	Corporate (2)	Total Silver
Total cost of sales	$69,638	$44,049	$15,871	$—	$129,558	$67,887	$40,157	$15,356	$—	$123,400	$268,127	$144,485	$74,962	$—	$487,574
Depreciation, depletion and amortization	(13,589)	(13,425)	(2,802)	—	(29,816)	(13,743)	(11,749)	(3,587)	—	(29,079)	(53,450)	(41,049)	(16,136)	—	(110,635)
Treatment costs	2,143	3,963	—	—	6,106	4,511	4,837	—	—	9,348	26,266	14,456	—	—	40,722
Change in product inventory	(901)	(839)	—	—	(1,740)	(2,833)	1,488	—	—	(1,345)	(5,858)	2,090	—	—	(3,768)
Reclamation and other costs	(307)	(273)	—	—	(580)	(1,119)	(2,152)	—	—	(3,271)	(4,481)	(2,806)	—	—	(7,287)
Exclusion of Lucky Friday cash costs (8)	—	—	—	—	—	—	—	—	—	—	—	(3,634)	—	—	(3,634)
Exclusion of Keno Hill cash costs (6)	—	—	(13,069)	—	(13,069)	—	—	(11,769)	—	(11,769)	—	—	(58,826)	—	(58,826)
Cash Cost, Before By-product Credits (1)	56,984	33,475	—	—	90,459	54,703	32,581	—	—	87,284	230,604	113,542	—	—	344,146
Reclamation and other costs	757	195	—	—	952	785	183	—	—	968	3,141	891	—	—	4,032
Sustaining capital	7,368	14,070	—	1,025	22,463	15,329	12,434	—	389	28,152	45,214	44,864	—	1,532	91,610
Exclusion of Lucky Friday sustaining costs (8)	—	—	—	—	—	—	—	—	—	—	—	(5,396)	—	—	(5,396)
General and administrative	—	—	—	11,999	11,999	—	—	—	9,048	9,048	—	—	—	45,405	45,405
AISC, Before By-product Credits (1)	65,109	47,740	—	13,024	125,873	70,817	45,198	—	9,437	125,452	278,959	153,901	—	46,937	479,797
By-product credits:
Zinc	(23,374)	(6,950)	—	—	(30,324)	(24,883)	(7,707)	—	—	(32,590)	(89,088)	(26,244)	—	—	(115,332)
Gold	(34,977)	—	—	—	(34,977)	(34,363)	—	—	—	(34,363)	(115,189)	—	—	—	(115,189)
Lead	(6,091)	(14,043)	—	—	(20,134)	(6,605)	(14,610)	—	—	(21,215)	(26,374)	(55,042)	—	—	(81,416)
Copper	(729)	—	—	—	(729)	—	—	—	—	—	(409)	—	—	—	(409)
Exclusion of Lucky Friday by-product credits (8)	—	—	—	—	—	—	—	—	—	—	—	3,943	—	—	3,943
Total By-product credits	(65,171)	(20,993)	—	—	(86,164)	(65,851)	(22,317)	—	—	(88,168)	(231,060)	(77,343)	—	—	(308,403)
Cash Cost, After By-product Credits	$(8,187)	$12,482	$—	$—	$4,295	$(11,148)	$10,264	$—	$—	$(884)	$(456)	$36,199	$—	$—	$35,743
AISC, After By-product Credits	$(62)	$26,747	$—	$13,024	$39,709	$4,966	$22,881	$—	$9,437	$37,284	$47,899	$76,558	$—	$46,937	$171,394
Ounces produced	2,003	1,332			3,335	1,902	1,337			3,239	8,481	4,891			13,372
Exclusion of Lucky Friday ounces produced (8)	—	—			—	—	—			—	—	(253)			(253)
Divided by ounces produced	2,003	1,332			3,335	1,902	1,337			3,239	8,481	4,638			13,119
Cash Cost, Before By-product Credits, per Silver Ounce	$28.46	$25.13			$27.13	$28.76	$24.37			$26.95	$27.19	$24.48			$26.23
By-product credits per ounce	(32.54)	(15.76)			(25.84)	(34.62)	(16.69)			(27.22)	(27.24)	(16.68)			(23.51)
Cash Cost, After By-product Credits, per Silver Ounce	$(4.08)	$9.37			$1.29	$(5.86)	$7.68			$(0.27)	$(0.05)	$7.80			$2.72
AISC, Before By-product Credits, per Silver Ounce	$32.51	$35.84			$37.75	$37.24	$33.81			$38.73	$32.89	$33.18			$36.57
By-product credits per ounce	(32.54)	(15.76)			(25.84)	(34.62)	(16.69)			(27.22)	(27.24)	(16.68)			(23.51)
AISC, After By-product Credits, per Silver Ounce	$(0.03)	$20.08			$11.91	$2.62	$17.12			$11.51	$5.65	$16.50			$13.06

In thousands (except per ounce amounts)	Three Months Ended March 31, 2025			Three Months Ended December 31, 2024			Twelve Months Ended December 31, 2024
	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other
Total cost of sales	$50,682	$7,095	$57,777	$51,734	$6,187	$57,921	$223,614	$20,527	$244,141
Depreciation, depletion and amortization	(8,569)	—	(8,569)	(10,777)	—	(10,777)	(72,835)	—	(72,835)
Treatment costs	45	—	45	41	—	41	153	—	153
Change in product inventory	3,258	—	3,258	(96)	—	(96)	3,269	—	3,269
Reclamation and other costs	(312)	—	(312)	(201)	—	(201)	(823)	—	(823)
Exclusion of Other costs	—	(7,095)	(7,095)	—	(6,187)	(6,187)	—	(20,527)	(20,527)
Cash Cost, Before By-product Credits (1)	45,104	—	45,104	40,701	—	40,701	153,378	—	153,378
Reclamation and other costs	312	—	312	201	—	201	823	—	823
Sustaining capital	1,894	—	1,894	5,381	—	5,381	18,963	—	18,963
AISC, Before By-product Credits (1)	47,310	—	47,310	46,283	—	46,283	173,164	—	173,164
By-product credits:
Silver	(165)	—	(165)	(194)	—	(194)	(683)	—	(683)
Total By-product credits	(165)	—	(165)	(194)	—	(194)	(683)	—	(683)
Cash Cost, After By-product Credits	$44,939	$—	$44,939	$40,507	$—	$40,507	$152,695	$—	$152,695
AISC, After By-product Credits	$47,145	$—	$47,145	$46,089	$—	$46,089	$172,481	$—	$172,481
Divided by gold ounces produced	20	—	20	21	—	21	87	—	87
Cash Cost, Before By-product Credits, per Gold Ounce	2,203	$—	$2,203	$1,945	$—	$1,945	$1,770	$—	$1,770
By-product credits per ounce	(8)	—	(8)	(9)	—	(9)	(8)	—	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$2,195	$—	$2,195	$1,936	$—	$1,936	$1,762	$—	$1,762
AISC, Before By-product Credits, per Gold Ounce	$2,311	$—	$2,311	$2,212	$—	$2,212	$1,998	$—	$1,998
By-product credits per ounce	(8)	—	(8)	(9)	—	(9)	(8)	—	(8)
AISC, After By-product Credits, per Gold Ounce	$2,303	$—	$2,303	$2,203	$—	$2,203	$1,990	$—	$1,990

In thousands (except per ounce amounts)	Three Months Ended March 31, 2025			Three Months Ended December 31, 2024			Twelve Months Ended December 31, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$129,558	$57,777	$187,335	$123,400	$57,921	$181,321	$487,574	$244,141	$731,715
Depreciation, depletion and amortization	(29,816)	(8,569)	(38,385)	(29,079)	(10,777)	(39,856)	(110,635)	(72,835)	(183,470)
Treatment costs	6,106	45	6,151	9,348	41	9,389	40,722	153	40,875
Change in product inventory	(1,740)	3,258	1,518	(1,345)	(96)	(1,441)	(3,768)	3,269	(499)
Reclamation and other costs	(580)	(312)	(892)	(3,271)	(201)	(3,472)	(7,287)	(823)	(8,110)
Exclusion of Lucky Friday cash costs (8)	—	—	—	—	—	—	(3,634)	—	(3,634)
Exclusion of Keno Hill cash costs (6)	(13,069)	—	(13,069)	(11,769)	—	(11,769)	(58,826)	—	(58,826)
Exclusion of Other costs	—	(7,095)	(7,095)	—	(6,187)	(6,187)	—	(20,527)	(20,527)
Cash Cost, Before By-product Credits (1)	90,459	45,104	135,563	87,284	40,701	127,985	344,146	153,378	497,524
Reclamation and other costs	952	312	1,264	968	201	1,169	4,032	823	4,855
Sustaining capital	22,463	1,894	24,357	28,152	5,381	33,533	91,610	18,963	110,573
Exclusion of Lucky Friday sustaining costs (8)	—	—	—	—	—	—	(5,396)	—	(5,396)
General and administrative	11,999	—	11,999	9,048	—	9,048	45,405	—	45,405
AISC, Before By-product Credits (1)	125,873	47,310	173,183	125,452	46,283	171,735	479,797	173,164	652,961
By-product credits:
Zinc	(30,324)	—	(30,324)	(32,590)	—	(32,590)	(115,332)	—	(115,332)
Gold	(34,977)	—	(34,977)	(34,363)	—	(34,363)	(115,189)	—	(115,189)
Lead	(20,134)	—	(20,134)	(21,215)	—	(21,215)	(81,416)	—	(81,416)
Silver	—	(165)	(165)	—	(194)	(194)	—	(683)	(683)
Copper	(729)	—	(729)	—	—	—	(409)	—	(409)
Exclusion of Lucky Friday by-product credits (8)	—	—	—	—	—	—	3,943	—	3,943
Total By-product credits	(86,164)	(165)	(86,329)	(88,168)	(194)	(88,362)	(308,403)	(683)	(309,086)
Cash Cost, After By-product Credits	$4,295	$44,939	$49,234	$(884)	$40,507	$39,623	$35,743	$152,695	$188,438
AISC, After By-product Credits	$39,709	$47,145	$86,854	$37,284	$46,089	$83,373	$171,394	$172,481	$343,875
Ounces produced	3,335	20		3,239	21		13,372	87
Exclusion of Lucky Friday ounces produced (8)	—	—		—	—		(253)	—
Divided by ounces produced	3,335	20		3,239	21		13,119	87
Cash Cost, Before By-product Credits, per Ounce	$27.13	$2,203		$26.95	$1,945		$26.23	$1,770
By-product credits per ounce	(25.84)	(8)		(27.22)	(9)		(23.51)	(8)
Cash Cost, After By-product Credits, per Ounce	$1.29	$2,195		$(0.27)	$1,936		$2.72	$1,762
AISC, Before By-product Credits, per Ounce	$37.75	$2,311		$38.73	$2,212		$36.57	$1,998
By-product credits per ounce	(25.84)	(8)		(27.22)	(9)		(23.51)	(8)
AISC, After By-product Credits, per Ounce	$11.91	2,303		$11.51	2,203		$13.06	1,990

In thousands (except per ounce amounts)	Three Months Ended September 30, 2024 (5)					Three Months Ended June 30, 2024 (5)					Three Months Ended March 31, 2024 (5)
	Greens Creek	Lucky Friday	Keno Hill	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$73,597	$39,286	$19,809	$—	$132,692	$56,786	$37,523	$28,950	$—	$123,259	$69,857	$27,519	$10,847	$—	$108,223
Depreciation, depletion and amortization	(13,948)	(10,681)	(4,218)	—	(28,847)	(11,316)	(10,708)	(4,729)	—	(26,753)	(14,443)	(7,911)	(3,602)	—	(25,956)
Treatment costs	5,962	3,650	—	—	9,612	6,069	2,746	—	—	8,815	9,724	3,223	—	—	12,947
Change in product inventory	(8,125)	106	—	—	(8,019)	7,296	(115)	—	—	7,181	(2,196)	611	—	—	(1,585)
Reclamation and other costs	(1,825)	(241)	—	—	(2,066)	(882)	(311)	—	—	(1,193)	(655)	(102)	—	—	(757)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	—	—	(3,634)	—	—	(3,634)
Exclusion of Keno Hill cash costs (4)	—	—	(15,591)	—	(15,591)	—	—	(24,221)	—	(24,221)	—	—	(7,245)	—	(7,245)
Cash Cost, Before By-product Credits (1)	55,661	32,120	—	—	87,781	57,953	29,135	—	—	87,088	62,287	19,706	—	—	81,993
Reclamation and other costs	786	303	—	—	1,089	785	183	—	—	968	785	222	—	—	1,007
Sustaining capital	10,558	10,862	—	42	21,462	10,911	9,517	—	1,035	21,463	8,416	12,051	—	66	20,533
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	—	—	(5,396)	—	—	(5,396)
General and administrative	—	—	—	10,401	10,401	—	—	—	14,740	14,740	—	—	—	11,216	11,216
AISC, Before By-product Credits (1)	67,005	43,285	—	10,443	120,733	69,649	38,835	—	15,775	124,259	71,488	26,583	—	11,282	109,353
By-product credits:
Zinc	(22,126)	(7,046)	—	—	(29,172)	(21,873)	(6,706)	—	—	(28,579)	(20,206)	(4,785)	—	—	(24,991)
Gold	(25,430)	—	—	—	(25,430)	(28,844)	—	—	—	(28,844)	(26,551)	—	—	—	(26,551)
Lead	(5,970)	(13,245)	—	—	(19,215)	(6,818)	(15,466)	—	—	(22,284)	(6,980)	(11,720)	—	—	(18,700)
Copper	(409)	—	—	—	(409)	—	—	—	—	—	—	—	—	—	—
Exclusion of Lucky Friday byproduct credits (5)	—	—	—	—	—	—	—	—	—	—	—	3,943	—	—	3,943
Total By-product credits	(53,935)	(20,291)	—	—	(74,226)	(57,535)	(22,172)	—	—	(79,707)	(53,737)	(12,562)	—	—	(66,299)
Cash Cost, After By-product Credits	$1,726	$11,829	$—	$—	$13,555	$418	$6,963	$—	$—	$7,381	$8,550	$7,144	$—	$—	$15,694
AISC, After By-product Credits	$13,070	$22,994	$—	$10,443	$46,507	$12,114	$16,663	$—	$15,775	$44,552	$17,751	$14,021	$—	$11,282	$43,054
Ounces produced	1,857	1,185			3,042	2,244	1,308			3,552	2,479	1,061			3,540
Exclusion of Lucky Friday ounces produced (5)	—	—			—	—	—			—	—	(253)			(253)
Divided by ounces produced	1,857	1,185			3,042	2,244	1,308			3,552	2,479	808			3,287
Cash Cost, Before By-product Credits, per Silver Ounce	$29.97	$27.11			$28.86	$25.83	$22.27			$24.52	$25.13	$24.41			$24.95
By-product credits per ounce	(29.04)	(17.13)			(24.40)	(25.64)	(16.95)			(22.44)	(21.68)	(15.56)			(20.17)
Cash Cost, After By-product Credits, per Silver Ounce	$0.93	$9.98			$4.46	$0.19	$5.32			$2.08	$3.45	$8.85			$4.78
AISC, Before By-product Credits, per Silver Ounce	$36.08	$36.53			$39.69	$31.04	$29.69			$34.99	$28.84	$32.92			$33.27
By-product credits per ounce	(29.04)	(17.13)			(24.40)	(25.64)	(16.95)			(22.44)	(21.68)	(15.56)			(20.17)
AISC, After By-product Credits, per Silver Ounce	$7.04	$19.40			$15.29	$5.40	$12.74			$12.54	$7.16	$17.36			$13.10

In thousands (except per ounce amounts)	Three Months Ended September 30, 2024 (5)			Three Months Ended June 30, 2024 (5)			Three Months Ended March 31, 2024 (5)
	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other	Casa Berardi	Other (4)	Total Gold and Other
Total cost of sales	$46,280	$6,827	$53,107	$67,340	$3,628	$70,968	$58,260	$3,885	$62,145
Depreciation, depletion and amortization	(12,097)	—	(12,097)	(27,010)	—	(27,010)	(22,951)	—	(22,951)
Treatment costs	36	—	36	52	—	52	24	—	24
Change in product inventory	2,176	—	2,176	(550)	—	(550)	1,739	—	1,739
Reclamation and other costs	(207)	—	(207)	(206)	—	(206)	(209)	—	(209)
Exclusion of Casa Berardi cash costs	—	(6,827)	(6,827)	—	—	—	—	—	—
Exclusion of Nevada and Other costs	—		—	—	(3,628)	(3,628)	—	(3,885)	(3,885)
Cash Cost, Before By-product Credits (1)	36,188	—	36,188	39,626	—	39,626	36,863	—	36,863
Reclamation and other costs	207	—	207	206		206	209	—	209
Sustaining capital	6,054	—	6,054	2,667	—	2,667	4,861	—	4,861
AISC, Before By-product Credits (1)	42,449	—	42,449	42,499	—	42,499	41,933	—	41,933
By-product credits:
Silver	(163)	—	(163)	(183)	—	(183)	(143)	—	(143)
Total By-product credits	(163)	—	(163)	(183)	—	(183)	(143)	—	(143)
Cash Cost, After By-product Credits	$36,025	$—	$36,025	$39,443	$—	$39,443	$36,720	$—	$36,720
AISC, After By-product Credits	$42,286	$—	$42,286	$42,316	$—	$42,316	$41,790	$—	$41,790
Divided by gold ounces produced	21	—	21	23	—	23	22	—	22
Cash Cost, Before By-product Credits, per Gold Ounce	$1,762	$—	$1,762	$1,709	$—	$1,709	$1,675	$—	$1,675
By-product credits per ounce	(8)	—	(8)	(8)	—	(8)	(6)	—	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$1,754	$—	$1,754	$1,701	$—	$1,701	$1,669	$—	$1,669
AISC, Before By-product Credits, per Gold Ounce	$2,067	$—	$2,067	$1,833	$—	$1,833	$1,905	$—	$1,905
By-product credits per ounce	(8)	—	(8)	(8)	—	(8)	(6)	—	(6)
AISC, After By-product Credits, per Gold Ounce	$2,059	$—	$2,059	$1,825	$—	$1,825	$1,899	$—	$1,899

In thousands (except per ounce amounts)	Three Months Ended September 30, 2024 (5)			Three Months Ended June 30, 2024 (5)			Three Months Ended March 31, 2024 (5)
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$132,692	$53,107	$185,799	$123,259	$70,968	$194,227	$108,223	$62,145	$170,368
Depreciation, depletion and amortization	(28,847)	(12,097)	(40,944)	$(26,753)	(27,010)	(53,763)	(25,956)	(22,951)	(48,907)
Treatment costs	9,612	36	9,648	$8,815	52	8,867	12,947	24	12,971
Change in product inventory	(8,019)	2,176	(5,843)	$7,181	(550)	6,631	(1,585)	1,739	154
Reclamation and other costs	(2,066)	(207)	(2,273)	$(1,193)	(206)	(1,399)	(757)	(209)	(966)
Exclusion of Keno Hill cash cost	(15,591)	—	(15,591)	(24,221)		(24,221)	(7,245)	—	(7,245)
Exclusion of Lucky Friday cash cost	—	—	—	—	—	—	(3,634)	—	(3,634)
Exclusion of Casa Berardi cash costs	—	(6,827)	(6,827)	—	—	—	—	—	—
Exclusion of Nevada and Other costs	—	—	—	—	(3,628)	(3,628)	—	(3,885)	(3,885)
Cash Cost, Before By-product Credits (1)	87,781	36,188	123,969	87,088	39,626	126,714	81,993	36,863	118,856
Reclamation and other costs	1,089	207	1,296	968	206	1,174	1,007	209	1,216
Sustaining capital	21,462	6,054	27,516	21,463	2,667	24,130	20,533	4,861	25,394
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	(5,396)	—	(5,396)
General and administrative	10,401	—	10,401	14,740	—	14,740	11,216	—	11,216
AISC, Before By-product Credits (1)	120,733	42,449	163,182	124,259	42,499	166,758	109,353	41,933	151,286
By-product credits:
Zinc	(29,172)	—	(29,172)	(28,579)	—	(28,579)	(24,991)	—	(24,991)
Gold	(25,430)	—	(25,430)	(28,844)	—	(28,844)	(26,551)	—	(26,551)
Lead	(19,215)	—	(19,215)	(22,284)	—	(22,284)	(18,700)	—	(18,700)
Copper	(409)	—	(409)	—	—	—	—	—	—
Silver	—	(163)	(163)	—	(183)	(183)	—	(143)	(143)
Exclusion of Lucky Friday byproduct credits (5)	—	—	—	—	—	—	3,943	—	3,943
Total By-product credits	(74,226)	(163)	(74,389)	(79,707)	(183)	(79,890)	(66,299)	(143)	(66,442)
Cash Cost, After By-product Credits	$13,555	$36,025	$49,580	$7,381	$39,443	$46,824	$15,694	$36,720	$52,414
AISC, After By-product Credits	$46,507	$42,286	$88,793	$44,552	$42,316	$86,868	$43,054	$41,790	$84,844
Divided by ounces produced	3,042	21		3,552	23		3,287	22
Cash Cost, Before By-product Credits, per Ounce	$28.86	$1,762		$24.52	1,709		$24.95	$1,675
By-product credits per ounce	(24.40)	(8)		(22.44)	(8)		(20.17)	(6)
Cash Cost, After By-product Credits, per Ounce	$4.46	$1,754		$2.08	$1,701		$4.78	$1,669
AISC, Before By-product Credits, per Ounce	$39.69	$2,067		$34.98	$1,833		$33.27	$1,905
By-product credits per ounce	(24.40)	(8)		(22.44)	(8)		(20.17)	(6)
AISC, After By-product Credits, per Ounce	$15.29	$2,059		$12.54	$1,825		$13.10	$1,899

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
During the three months ended March 31, 2023, the Company completed the necessary studies to conclude usage of the F-160 pit as a tailings storage facility after mining is complete. As a result, a portion of the mining costs have been excluded from Cash Cost, Before By-product Credits and AISC, Before By-product Credits.

(4)
Other includes $20.5 million of sales and total cost of sales for the year ended December 31, 2024 and $5.3 million of sales and total cost of sales for the year ended December 31, 2023, related to the environmental services business acquired as part of the Alexco acquisition.

(5)
Prior year presentation has been adjusted to conform with current year presentation to eliminate exploration costs from the calculation of AISC, Before By-product Credits as exploration is an activity directed at the Corporate level to find new mineral reserve and resource deposits, and therefore we believe it is inappropriate to include exploration costs in the calculation of AISC, Before By-product Credits for a specific mining operation.

(6)
Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(7)
Casa Berardi operations were suspended in June 2023 in response to the directive of the Quebec Ministry of Natural Resources and Forests as a result of fires in the region. Suspension costs amounted to $2.2 million for the year ended December 31, 2023, and are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(8)
Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2025 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2025
	Greens Creek	Lucky Friday	Corporate(3)	Total Silver
Total cost of sales	$289,000	$165,000	$—	$454,000
Depreciation, depletion and amortization	(60,000)	(53,000)	—	(113,000)
Treatment costs	11,500	10,000	—	21,500
Change in product inventory	—	—	—	—
Other costs	0	1,000	—	1,000
Cash Cost, Before By-product Credits (1)	240,500	123,000	—	363,500
Reclamation and other costs	3,000	1,000	—	4,000
Sustaining capital	52,500	65,000	5,600	123,100
General and administrative	—	—	52,400	52,400
AISC, Before By-product Credits (1)	296,000	189,000	58,000	543,000
By-product credits:
Zinc	(96,000)	(31,500)	—	(127,500)
Gold	(118,000)	—	—	(118,000)
Lead	(24,000)	(56,500)	—	(80,500)
Total By-product credits	(238,000)	(88,000)	—	(326,000)
Cash Cost, After By-product Credits	$2,500	$35,000	$—	$37,500
AISC, After By-product Credits	$58,000	$101,000	$58,000	$217,000
Divided by silver ounces produced	8,450	4,900		13,350
Cash Cost, Before By-product Credits, per Silver Ounce	$28.46	$25.10		$27.23
By-product credits per silver ounce	(28.17)	(17.96)		(24.42)
Cash Cost, After By-product Credits, per Silver Ounce	$0.30	$7.14		$2.81
AISC, Before By-product Credits, per Silver Ounce	$35.03	$38.57		$40.67
By-product credits per silver ounce	(28.17)	(17.96)		(24.42)
AISC, After By-product Credits, per Silver Ounce	$6.86	$20.61		$16.25
(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

Reconciliation of Net Income (Loss ) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to adjusted EBITDA and net debt:

Dollars are in thousands	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	LTM March 31, 2025	FY 2024
Net income (loss)	$28,872	$11,924	$1,761	$27,870	$(5,753)	$70,427	$35,802
Interest expense	11,551	13,784	10,901	12,505	12,644	48,741	49,834
Income and mining tax provision	16,145	8,069	11,450	9,080	1,815	44,744	30,414
Depreciation, depletion and amortization	39,172	41,206	44,118	53,921	51,226	178,417	190,471
Ramp-up and suspension costs	2,135	7,492	11,295	4,272	10,926	25,194	33,985
Loss (gain) on disposition of properties, plants, equipment, and mineral interests	211	(86)	(31)	(1,196)	69	(1,102)	(1,244)
Foreign exchange loss (gain)	356	(4,143)	3,246	(2,673)	(3,982)	(3,214)	(7,552)
Write down of property, plant and equipment	—	110	14,464	—	—	14,574	14,574
Fair value adjustments, net	(3,627)	9,008	(3,654)	(5,002)	1,852	(3,275)	2,204
Provisional price gains	(6,916)	(3,330)	(5,080)	(10,937)	(3,533)	(26,263)	(22,880)
Provision for closed operations and environmental matters	790	3,162	1,542	1,153	986	6,647	6,843
Stock-based compensation	1,936	2,258	2,255	2,982	1,164	9,431	8,659
Inventory adjustments	1,558	1,633	178	2,225	7,671	5,594	11,707
Monetization of zinc and lead hedges	(454)	(4,025)	(2,356)	(2,125)	(1,977)	(8,960)	(10,483)
Other income	(941)	(504)	(1,230)	(1,180)	(1,511)	(3,855)	(4,425)
Adjusted EBITDA	$90,788	$86,558	$88,859	$90,895	$71,597	$357,100	$337,909
Total debt						$568,653	$550,713
Less: Cash and cash equivalents						23,668	26,868
Net debt						$544,985	$523,845
Net debt/LTM adjusted EBITDA (non-GAAP)						1.5	1.6

Reconciliation of Net Income (Loss) Applicable to Common Stockholders (GAAP) to Adjusted Net income (Loss) Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income (loss) applicable to common stockholders and adjusted net income (loss) per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	1Q-2025	4Q-2024	3Q-2024	2Q-2024	1Q-2024	FY-2024
Net income (loss) applicable to common stockholders	$28,734	$11,786	$1,623	$27,732	$(5,891)	$35,250
Adjusted for items below:
Fair value adjustments, net	(3,627)	9,008	(3,654)	(5,002)	1,852	2,204
Provisional pricing gains	(6,916)	(3,330)	(5,080)	(10,937)	(3,533)	(22,880)
Environmental accruals	—	1,881	—	—	—	1,881
Write down of property, plant and equipment	—	110	14,464	—	—	14,574
Foreign exchange loss (gain)	356	(4,143)	3,246	(2,673)	(3,982)	(7,552)
Ramp-up and suspension costs	3,306	9,567	13,679	5,538	14,523	43,307
(Gain) loss on disposition of properties, plants, equipment and mineral interests	211	(86)	(31)	(1,196)	69	(1,244)
Inventory adjustments	1,558	1,633	178	2,225	7,671	11,707
Monetization of zinc hedges	(454)	(4,025)	(2,356)	(2,125)	(1,977)	(10,483)
Other	54	664	—	—	—	664
Adjusted net income applicable to common stockholders	$23,222	$23,065	$22,069	$13,562	$8,732	$67,428
Weighted average shares - basic	632,047	628,025	621,921	617,106	616,199	620,848
Weighted average shares - diluted	634,708	631,442	625,739	622,206	616,199	622,535
Basic adjusted net income per common stock (in cents)	0.04	0.04	0.03	0.02	0.01	0.11
Diluted adjusted net income per common stock (in cents)	0.04	0.04	0.03	0.02	0.01	0.11

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended
	March 31, 2025	December 31, 2024
Cash provided by operating activities	$35,738	$67,470
Less: Additions to properties, plants equipment and mineral interests	$(54,095)	$(60,784)
Free cash flow	$(18,357)	$6,686

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Three Months Ended March 31,	Years Ended December 31,
		2025	2024	2023	2022	2021
Cash provided by operating activities	$1,060,150	$67,663	$317,861	$214,883	$188,434	$271,309
Exploration	$26,685	$343	$8,016	$7,815	$5,920	$4,591
Less: Additions to properties, plants equipment and mineral interests	$(374,129)	$(26,205)	$(97,387)	$(108,879)	$(87,890)	$(53,768)
Free cash flow	$712,706	$41,801	$228,490	$113,819	$106,464	$222,132

Table A
Assay Results – Q1 2025

Keno Hill (Yukon)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground Drilling	Bermingham - Bear Vein	BMUG25-164	125/-19	385.9	393.2	5.4	35.6	0.00	5.7	0.1	1171
	Bermingham - Bear Vein	Including		385.9	387.7	1.4	126.0	0.02	15.4	0.1	1171
	Bermingham - Bear Vein	BMUG24-162	134/-13	402.9	413.9	8.1	4.3	0.00	2.0	0.4	1138
	Bermingham - Bear Vein	BMUG25-165	140/-24	473.4	480.0	4.1	6.5	0.00	1.2	0.4	1243
	Bermingham - Bear Vein	Including		473.4	474.2	0.5	33.1	0.01	3.2	3.1	1243
	Bermingham - Bear Vein	BMUG25-170	170/-12	355.8	361.5	3.2	71.2	0.01	14.7	0.3	1184
	Bermingham - Bear Vein	Including		355.8	358.0	1.2	180.1	0.02	37.6	0.6	1184
	Bermingham - Bear Vein	BMUG25-171	162/-16	329.7	352.5	12.1	63.8	0.01	5.1	0.1	1194
	Bermingham - Bear Vein	Including		332.0	339.6	4.0	174.5	0.02	13.8	0.1	1194
	Bermingham - Bear Vein	BMUG25-172	149/-12	250.7	252.0	0.5	21.9	0.00	0.0	0.0	1148
	Bermingham - Footwall Vein	BMUG24-162	134/-13	478.7	480.6	1.7	25.6	0.00	4.4	2.2	1148
	Bermingham - Footwall Vein	Including		480.0	480.6	0.6	66.8	0.00	11.1	5.9	1148
	Bermingham - Footwall Vein	BMUG24-163	141/-17	479.7	499.3	15.3	53.8	0.01	8.7	1.1	1191
	Bermingham - Footwall Vein	Including		487.2	499.3	9.4	78.6	0.01	11.9	1.7	1191
	Bermingham - Footwall Vein	BMUG25-164	125/-19	495.7	501.7	5.2	17.3	0.00	1.2	2.3	1214
	Bermingham - Footwall Vein	Including		495.7	497.9	1.8	45.9	0.01	2.6	5.8	1214
	Bermingham - Footwall Vein	BMUG25-165	140/-24	534.8	545.0	6.8	3.4	0.00	0.2	0.5	1273
	Bermingham - Footwall Vein	BMUG25-166	153/-26	577.6	582.9	3.4	94.8	0.00	2.5	0.0	1319
	Bermingham - Footwall Vein	Including		577.6	579.8	1.4	220.2	0.00	5.9	0.2	1319
	Bermingham - Footwall Vein	BMUG25-166	153/-26	592.8	601.4	5.5	34.5	0.00	0.8	0.2	1325
	Bermingham - Footwall Vein	Including		594.3	595.0	0.5	363.2	0.00	3.2	0.3	1325
	Bermingham - Footwall Vein	BMUG25-171	162/-16	460.9	462.8	1.4	42.9	0.00	15.6	0.9	1237
	Bermingham - Footwall Vein	BMUG25-172	149/-12	386.0	399.9	11.6	29.7	0.01	0.7	3.8	1191
	Bermingham - Footwall Vein	Including		389.6	392.1	2.0	117.0	0.03	22.0	14.8	1191
	Bermingham - Footwall Vein	BMUG25-173	128/-10	369.7	375.7	5.4	4.8	0.00	0.5	2.6	1165
	Bermingham - Footwall Vein	Including		372.6	374.0	1.2	13.5	0.00	0.0	7.1	1165
	Bermingham - Bermingham Main Vein	BMUG24-162	134/-13	661.8	670.9	5.6	31.1	0.01	1.0	0.3	1201
	Bermingham - Bermingham Main Vein	Including		662.8	665.6	1.7	80.5	0.01	1.1	0.0	1201
	Bermingham - Bermingham Main Vein	BMUG25-164	125/-19	756.2	764.8	5.6	9.2	0.00	1.2	1.4	1329
	Bermingham - Bermingham Main Vein	Including		761.2	763.1	1.2	29.7	0.01	4.0	1.9	1329
	Bermingham - Bermingham Main Vein	BMUG25-172	149/-12	600.4	618.8	10.5	10.8	0.00	1.3	6.2	1247
	Bermingham - Bermingham Main Vein	Including		602.7	603.8	0.7	52.2	0.01	0.5	0.6	1247
Surface Exploration	Elsa 17-Dixie - Dixie Vein	K-24-0921	321/-74	718.2	720.2	1.4	0.1	0.00	0.0	0.0	666
	Elsa 17-Dixie - Dixie Vein	K-24-0923	284/-52	752.0	767.7	14.2	0.1	0.00	0.0	0.1	495

Bermingham Deep - Chance Vein	K-24-0919	293/-67.5	1034.8	1039.6	4.3	1.1	0.00	0.6	1.2	965
Hector Calumet - Ruby Vein	K-24-0920	332/-66	1742.8	1747.7	4.0	1.8	0.00	0.0	0.0	1587
Inca - Rico Vein	K-24-0916	262/-56	361.2	369.8	6.0	2.4	0.00	0.1	3.0	354
Inca - Inca Vein	K-24-0916	262/-56	508.9	511.0	1.9	0.0	0.01	0.0	0.1	501
Inca - Inca Vein	K-24-0922	271/-55	670.3	676.5	5.5	3.9	0.00	0.3	0.0	640
Inca - Inca Vein	K-24-0925	267/-58	1083.5	1088.4	4.3	2.9	0.06	0.1	1.1	1027
Inca - Inca Vein	K-24-0927	308/-60	1632.6	1643.9	10.1	0.3	0.01	0.0	0.0	1614
Inca - Inca Vein	K-24-0928	337/-57	1045.4	1064.0	14.8	0.1	0.00	0.0	0.2	1010
Inca - Unknown Gold Vein	K-24-0927	308/-60	1919.0	1939.5	18.4	0.0	0.13	0.0	0.1	1864
Inca - Including	Including		1935.9	1939.5	3.3	0.1	0.48	0.0	0.0	1864

Greens Creek (Alaska)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Mine Portal (feet)
Underground	5250 Definition	GC6539	64/-18	48.7	64.0	11.8	5.0	0.03	8.3	17.6	-14
	9a Definition	GC6576	56/-10	378.8	382.3	2.5	8.9	0.03	4.2	18.8	-470
	9a Definition	GC6575	70/38	511.2	536.5	18.5	11.1	0.03	4.9	11.6	-93
	9a Definition	GC6575	70/38	546.3	551.6	3.9	26.3	0.02	8.1	13.8	-73
	9a Definition	GC6575	70/38	563.8	572.3	6.2	27.4	0.03	5.8	11.5	-59
	9a Definition	GC6574	63/-9	270.0	273.1	2.4	5.7	0.03	2.0	44.5	-448
	East Definition	GC6614	45/-23	339.8	346.0	6.2	6.3	0.11	3.3	18.0	502
	East Definition	GC6614	45/-23	352.0	357.0	5.0	8.0	0.11	4.0	18.6	506
	East Definition	GC6612	73/-7	397.3	400.5	3.2	56.9	0.21	2.8	17.4	588
	East Definition	GC6609	67/-8	383.8	385.2	1.4	70.9	0.08	1.7	5.8	585
	East Definition	GC6603	62/-5	378.7	381.7	2.8	278.0	0.16	0.1	0.6	601
	East Definition	GC6606	58/-28	325.4	327.8	2.0	6.2	0.20	4.1	18.6	489
	East Definition	GC6599	44/-49	320.0	323.5	3.4	11.1	0.07	3.0	12.4	400
	East Definition	GC6601	52/-29	328.0	331.0	3.0	8.3	0.24	3.1	12.1	486
	East Definition	GC6589	59/11	395.6	397.0	1.2	16.0	0.30	10.7	27.1	697
	East Definition	GC6594	58/6	371.7	378.0	5.7	14.6	0.75	8.9	23.9	665
	East Definition	GC6584	47/-18	305.4	308.4	3.0	25.2	0.24	2.6	4.7	541
	East Definition	GC6588	51/4	364.3	366.7	2.0	9.5	0.10	5.4	12.1	645
	East Definition	GC6586	39/-30	267.9	279.8	10.8	15.1	0.04	1.4	2.8	498
	East Definition	GC6581	32/0	365.9	367.5	1.3	41.1	0.11	4.4	7.1	622
	Gallagher Definition	GC6605	3/-46	103.2	106.5	2.9	11.9	0.31	3.0	6.4	-819
	Gallagher Definition	GC6605	3/-46	126.4	129.5	2.7	5.6	0.24	6.4	15.5	-834
	Gallagher Definition	GC6582	242/-64	209.0	215.4	5.2	13.6	0.01	2.7	4.6	-929
	Gallagher Definition	GC6604	82/-68	153.5	159.3	4.4	56.8	0.18	3.4	7.3	-891
	Gallagher Definition	GC6604	82/-68	223.8	228.8	4.9	1.8	0.02	5.5	11.3	-957
	Gallagher Definition	GC6598	213/-68	292.7	298.0	6.5	7.9	0.01	3.5	7.1	-1002
	Gallagher Definition	GC6482	295/-27	128.3	130.8	1.3	4.6	0.13	7.2	14.1	-792

Gallagher Definition	GC6482	295/-27	146.5	153.5	3.5	4.8	0.10	7.7	15.0	-801
Gallager Definition	GC6482	295/-27	157.0	160.9	2.0	4.4	0.04	8.5	18.1	-804
200s Exploration	GC6566B	175/-62	627.8	630.0	2.2	24.0	0.03	11.6	19.8	-1881